Exhibit 8.2

LAW OFFICES

SILVER, FREEDMAN, TAFF & TIERNAN LLP

A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

3299 K STREET NW, SUITE 100

WASHINGTON, D.C. 20007

(202) 295-4500

WWW.SFTTLAW.COM

July 21, 2014

Continental Bank Holdings, Inc.

620 West Germantown Pike

Plymouth Meeting, PA 19462

Ladies and Gentlemen:

We have acted as special tax counsel to Continental Bank Holdings, Inc., a Pennsylvania corporation (“CBH”), in connection with the negotiation and execution of an Agreement and Plan of Merger, dated as of May 5, 2014 (the “Agreement”) by and between Bryn Mawr Bank Corporation, a Pennsylvania corporation (“BMBC”), and CBH. Pursuant to the Agreement, CBH will merge with and into BMBC (the “Merger”) and the shares of CBH Common Stock and CBH Preferred stock (collectively, “CBH Stock”) outstanding immediately prior to the Merger will be converted into shares of BMBC Common Stock with cash in lieu of fractional shares, as more fully described in the amended registration statement on Form S-4, including a joint proxy statement/prospectus (the “Registration Statement”), being filed by BMBC with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement. Our opinion is being delivered to you in connection with the Registration Statement.

In connection with our opinion, we have reviewed the Agreement, including all exhibits thereto, the Registration Statement, and such other documents and records as we deemed necessary or appropriate for purposes of issuing our opinion (collectively, the “Documents”). In our examination of the Documents, we have assumed their completeness and authenticity, and we have further assumed that each of the Documents has been or will be duly authorized and executed in the form as examined by us and will be binding upon all parties thereto. We are expressly relying for purposes of our opinion on the facts, information, representations, warranties and covenants contained in the Documents. In addition, we are expressly relying upon additional representations of fact made by CBH in a certificate dated July 21, 2014 and by BMBC in a certificate dated July 21, 2014, delivered to us in connection with our opinion (collectively, the “Representation Certificates”), as well as certain other assumptions stated herein. We are relying upon the accuracy of any representations or statements made that are qualified by the maker’s knowledge or belief as if such representations or statements were made without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is no such plan, intention, understanding or agreement. We have not been asked to and have not attempted to verify any facts, information, warranties or representations (collectively “statements”) through independent investigation and are assuming that each such statement is true, correct and complete as of the date hereof and that no actions inconsistent with such statements have occurred or will occur.

In connection with our opinion, we have assumed that (i) the Merger will be effected and consummated in accordance with the terms and conditions of the Agreement, including satisfaction of all material covenants and conditions to the obligations of the parties without amendment or waiver thereof, (ii) the relevant statements concerning the Merger set forth in the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations as to factual matters made by CBH and BMBC in their respective Representation Certificates are true, complete

Continental Bank Holdings, Inc.

July 21, 2014

and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iv) any representations made in the Representation Letters “to the knowledge of,” or based on the belief of CBH and BMBC or similarly qualified, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that none of the parties will take any action after the Merger that would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Based on and subject to the foregoing, including, without limitation, the qualifications, exceptions and assumptions set forth above and the exceptions, qualifications and limitations set forth below, it is our opinion that:

(i) The Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code:

(ii) No gain or loss will be recognized by a shareholder of CBH upon the exchange of such shareholder’s shares of CBH Stock solely for BMBC common stock except with respect to any accrued but unpaid dividends on the CBH Stock; however, if a cash payment is received by a shareholder of CBH in lieu of a fractional share interest of BMBC common stock, the cash payment will be treated as received by the shareholder as a distribution in redemption of that fractional share interest and will be treated as a distribution in full payment in exchange for the fractional share redeemed, subject to the provisions and limitations of Section 302 of the Code;

(iii) The aggregate tax basis of BMBC common stock received by a CBH shareholder in the Merger (including a fractional share interest of BMBC common stock deemed received and redeemed as described above) will be equal to the aggregate adjusted tax basis of the shares of CBH Stock surrendered for BMBC common stock in exchange therefor;

(iv) The holding period of the BMBC common stock will include the holding period of the shares of CBH Stock surrendered, provided the CBH Stock surrendered is held as a capital asset at the time of the exchange;

(v) Cash received by a CBH shareholder in lieu of a fractional share interest in BMBC common stock will be treated as though the fractional share had been received and then redeemed for cash, and gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the shares of CBH Stock allocable to such fractional interest. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of CBH Stock was more than one year as of the effective date of the Merger. If, however, the receipt of cash instead of a fractional share of BMBC common stock has the effect of the distribution of a dividend with respect to a shareholder, part or all of the cash received may be treated as a dividend;

(vi) The aggregate special cash dividend of $1.251 million to be paid by CBH immediately prior to the Effective Time of the Merger to holders of CBH Stock will generally be taxable to such holders of CBH Stock as dividend income to the extent of the earnings and profits of CBH, and to the extent the distribution exceeds the earnings and profits of CBH, such amount will be treated as a return of the shareholder’s basis in the CBH Stock, and thereafter as gain from the sale or exchange of property; provided, however, that a CBH shareholder that is a corporation for federal income tax purposes may be subject to special rules; and

(vii) The receipt of solely cash in exchange for CBH Stock by a CBH shareholder that exercises dissenters’ rights will be treated as a distribution in redemption (i.e., a taxable exchange), subject to the special provisions and limitations of Section 302 of the Code. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the CBH shareholder’s deemed percentage stock ownership of BMBC. For purposes of this determination, CBH shareholders will be treated as if they first exchanged all of their

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July 21, 2014

CBH Stock solely for BMBC common stock, and then BMBC immediately redeemed (the “deemed redemption”) a portion of the BMBC common stock in exchange for the cash actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption (1) is in “complete redemption” of all of the BMBC common stock treated as owned by the CBH shareholder, (2) is “substantially disproportionate” with respect to the CBH shareholder (and the shareholder actually or constructively owns after the deemed redemption less than 50% of the voting power of the outstanding BMBC common stock), or (3) is “not essentially equivalent to a dividend.” In applying the above tests, a CBH shareholder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or otherwise in addition to the stock actually owned by the shareholder.

We express no opinion with respect to aspects of United States federal income taxation that may be applicable to CBH shareholders subject to special treatment under the Code (including, but not limited to, banks, financial institutions, mutual funds, trusts, estates, persons who hold shares of CBH Stock in an individual retirement account (IRA), 401(k) plans or similar tax-favored accounts, tax-exempt organizations, insurance companies, regulated investment companies, dealers or brokers in securities or foreign currencies, traders in securities that elect to use a mark-to-market method of accounting, partnerships or other pass-through entities (or persons holding CBH stock through a partnership or other pass-through entity), CBH shareholders who hold their shares of CBH Stock as part of a hedge, straddle, conversion transaction or constructive sale transaction, CBH shareholders who acquired their shares of CBH stock pursuant to the exercise of employee stock options or otherwise as compensation, CBH shareholders who are subject to the alternative minimum tax, CBH directors, officers and employees that hold options or warrants to acquire CBH stock, persons whose functional currency for United States federal income tax purposes is not the United States dollar, persons who are United States expatriates, and CBH shareholders who are not “United States persons” as defined in Section 7701(a)(30) of the Internal Revenue Code. In addition, the discussion does not address any aspect of state, local or foreign taxation. We express no opinion as to the tax treatment of the Merger under the provisions of any other sections of the Code or under any state, local or foreign tax laws which also may be applicable thereto or as to any other party in the Merger, nor do we express any opinion as to non-tax issues such as corporate law or securities law matters. In addition, we express no opinion as to the tax treatment of any conditions existing at the time of, or effects resulting from, transactions which are not specifically addressed herein. We express no opinion as to whether the discussion contained in the Registration Statement under the caption “United States Federal Income Tax Consequences of the Merger” addresses all of the United States federal income tax consequences of the Merger that may be applicable to CBH or the holders of CBH common or preferred stock.

Our opinion represents our legal judgment as to the described federal income tax consequences of the Merger. Our opinion is based upon the Code, the Income Tax Regulations promulgated thereunder, and administrative and judicial determinations, all as of the date hereof and all of which are subject to change either prospectively or retroactively, and our knowledge of the facts as of the date hereof. If (i) the relevant facts at the time of closing differ from those represented to us in the Representation Certificates or reflected in the Documents, (ii) the Merger is completed under terms not contained in the Agreement, (iii) our assumptions prove to be untrue, or (iv) the existing authorities are modified by legislative, administrative or judicial action, our conclusions may differ and our opinion may not be relied upon. In such event, we do not assume any responsibility to provide a revised opinion or other advice, and we assume no duty to communicate with you with respect to any matter that comes to our attention hereafter.

You should be aware that no ruling has been sought or obtained from the Internal Revenue Service (the “Service”) as to the federal income tax consequences of any aspect of the Merger and that our opinion is not binding on the Service. You should also be aware that there can be no assurance, and none is hereby given, that the Service will not take a position contrary to the position reflected in our opinion, or that our opinion will be upheld by the courts if challenged by the Service.

Continental Bank Holdings, Inc.

July 21, 2014

We hereby consent to (i) the reference to our opinion in the Registration Statement, (ii) the filing of this opinion as an exhibit to the Registration Statement and (iii) the use of our name in the Registration Statement. In giving such consent, however, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ SILVER, FREEDMAN, TAFF & TIERNAN LLP

SILVER, FREEDMAN, TAFF & TIERNAN LLP